MONARCH CASINO TO ACQUIRE RIVIERA BLACK HAWK

RENO, NV; LAS VEGAS, NV – September 29, 2011 - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (“Monarch”), owner of the Atlantis Casino Resort Spa (the “Atlantis”) in Reno, Nevada, and Riviera Operating Corporation (“ROC”) today announced that Monarch has entered into a definitive stock purchase agreement (the “Agreement”) with ROC and ROC’s parent company, Riviera Holdings Corporation (“RHC”) (collectively “Riviera”) to acquire Riviera Black Hawk, Inc. (“Riviera Black Hawk”) from ROC and RHC for $76 million which includes $2.1 million of working capital.  The transaction will be funded with proceeds from a new revolving credit facility with terms materially consistent with Monarch’s existing credit facility.

 Subject to the terms of the Agreement and satisfaction of various closing conditions, including the receipt of regulatory approvals, the transaction is expected to close before the end of the second quarter of 2012.

Riviera Black Hawk, which opened in 2000, is located in Black Hawk, Colorado, approximately 40 miles west of Denver.  The property is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 750 slot machines, 8 table games, a 250 seat buffet-style restaurant and a parking structure with approximately 500 spaces.  For the twelve months ended August 31, 2011, Riviera Black Hawk had net revenue of $39.6 million and Adjusted EBITDA(1) of $10.3 million.  Monarch expects the acquisition, when consummated, will be accretive to earnings, net of transaction costs.

“Today’s announcement is an important milestone for us.  Despite the significant challenges posed by the economy over the last several years, we have successfully positioned Monarch to take advantage of what we believe to be an attractive growth opportunity,” said John Farahi, Co-Chairman and Chief Executive Officer of Monarch.  “Our decision to acquire this particular property was influenced by a combination of factors, including our desire for growth through geographic diversification, the Riviera Black Hawk’s close proximity to the Denver market, its relatively favorable regulatory environment and our ability to maximize revenue potential by applying our operational expertise at a facility whose parent company recently emerged from bankruptcy.  We look forward to welcoming the Riviera Black Hawk team of approximately 250 employees to the Monarch family.”

"This transaction is a true win-win for everyone involved.  Divesting the Black Hawk property allows us to focus on turning around the historic Riviera Las Vegas," said Andy Choy, Chief Executive Officer of Riviera Holdings Corporation.  "Additionally, the employees of the Riviera Black Hawk will have access to the resources they need to take that property to the next level."

Macquarie Capital acted as exclusive financial advisor to Monarch.  Wells Fargo Bank will lead the syndication process of the new revolving credit facility.  Houlihan Lokey acted as exclusive financial advisor to Riviera.

More . . .

MONARCH CASINO TO ACQUIRE RIVIERA BLACK HAWK
September 29, 2011

(1)  "Adjusted EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization and approximately $1 million of annualized slot machine lease expense expected to be eliminated by Monarch.  EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.  This item enables comparison of financial performance with that of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Monarch through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; an approximate 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. Monarch and its predecessors have operated a facility on the Atlantis site since 1972.

Riviera owns and operates the historic Riviera Hotel & Casino ("Riviera Casino") located on the Las Vegas Strip in Las Vegas, Nevada.  The Riviera Casino features approximately 100,000 square feet of casino space; 2,075 guest rooms; four bars; five restaurants; three snack bars; a 200 seat food court; five showrooms capable of accommodating over 2,300 guests; and over 150,000 square feet of convention, meeting and banquet space which can be configured for multiple meetings of small groups or large gatherings and exhibitions of up to 5,000 people.  The casino features over 950 slot machines, 48 live gaming tables, 6 poker tables and the only bingo room on the Las Vegas Strip.  The casino also includes a race and sports book, which is operated by Brandywine Bookmaking LLC d/b/a Lucky's Race and Sports Book.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) receipt of regulatory approvals, (ii) completion of the new revolving credit facility; (iii) compliance with all conditions to closing set forth in the Agreement, (iv) plans, objectives and expectations regarding Monarch’s intended acquisition,  (iv) economic and market conditions,  and (vi) integration of the acquired company’s business.  Actual results and future events and conditions may differ materially from those described in any forward-looking statements.  Additional information concerning potential factors that could affect Monarch or Riviera is included in the respective Securities and Exchange Commission filings, which are available on the respective company's website at www.MonarchCasino.com and www.RivieraHotel.com.

MONARCH CASINO TO ACQUIRE RIVIERA BLACK HAWK
September 29, 2011

Contacts:

Monarch:
Ron Rowan, CFO of Monarch at (775) 825-4700 or RRowan@MonarchCasino.com
John Farahi, CEO of Monarch at (775) 825-4700 or JohnFarahi@MonarchCasino.com

Riviera:
Andy Choy, CEO of Riviera Holdings Corporation at (702) 734-5110 or AChoy@TheRiviera.com
Larry King, CFO of Riviera Holdings Corporation at (702) 734-5110 or LKing@TheRiviera.com

For additional information visit Monarch's website at MonarchCasino.com or Riviera’s website at RivieraHotel.com